Exhibit 99.1

380 Sentry Parkway Blue Bell, PA 19422		PRESS RELEASE

For Release:	Immediate
Contact:	William E. Hitselberger (610) 397-5298

PMA Capital Signs Stock Purchase Agreement to Sell Its Run-off Operations

-- Announces First Quarter 2008 Earnings Release Date and Webcast Availability of 2008 Annual Meeting of Shareholders --

Blue Bell, PA, April 1, 2008 – PMA Capital Corporation (NASDAQ: PMACA) announced today that it has executed a definitive stock purchase agreement to sell its Run-off Operations to Armour Reinsurance Group Limited, a Bermuda-based corporation.  Armour Reinsurance Group Limited is an indirectly wholly owned subsidiary of Brevan Howard P&C Master Fund Limited, a Cayman-based fund which specializes in insurance and reinsurance investments.  The closing of the sale and transfer of ownership is subject to regulatory approval by the Pennsylvania Department of Insurance.  Under the terms of the agreement, the Company will receive $10 million in cash and a $10 million promissory note, subject to certain adjustments at closing. The promissory note is also subject to certain downward adjustments based on the future development of the business’ loss reserves over the next five years.

Vincent T. Donnelly, President and Chief Executive Officer of PMA Capital Corporation commented, “The signing of this agreement is an important step in the divestiture of our Run-off Operations.  We will continue to work with the buyer to deliver all of the required information to the regulators to obtain approval of the transaction.”

Keefe, Bruyette & Woods, Inc. served as the financial advisor for PMA Capital in this transaction.

First Quarter Results and Conference Call

PMA Capital Corporation also announced today that it intends to release its first quarter 2008 financial results on Thursday, May 1, 2008, after the market closes.  At that time, a copy of the Company’s earnings release and quarterly statistical supplement will be available on the Company’s website at www.pmacapital.com in the Investor Information section (choose Current

Investor Information).  Click on News Releases to access the release; from Current Investor Information, you can click on Financial Reports to access the quarterly statistical supplement.

Management will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Friday, May 2nd to review the Company’s financial results in detail.

To listen to the conference call, please dial 888-680-0869 (domestic) or 617-213-4854 (international) approximately five minutes before start time and use passcode 44466556.  You may pre-register for the conference call using the following link:
https://www.theconferencingservice.com/prereg/key.process?key=PKYXHV6QY

Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the conference.  Pre-registration only takes a few moments and you may pre-register at anytime, including up to and after the call start time.   Alternatively, if you would rather be placed into the call by an operator, please use the dial-in information above at least 5 minutes prior to the call start time.

To access the webcast, enter the Investor Information section (choose Current Investor Information).  Click on News Releases to find this announcement and then click on the microphone next to this release.  Please allow approximately 15 minutes prior to the call to visit the site and download the necessary software to listen to the webcast.  Please note that by accessing the conference call via the Internet, you will be in a listen-only mode.

A replay of the conference call will be available through Monday, June 2, 2008 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) using passcode 60179419.

2008 Annual Meeting

PMA Capital Corporation will also provide real-time, listen-only access to its 2008 Annual Meeting of Shareholders via webcast.  The annual meeting of PMA Capital’s shareholders will be held at 9:00 a.m. Eastern Time on Wednesday, May 7, 2008 at the Company’s headquarters, which are located at 380 Sentry Parkway, Blue Bell, Pennsylvania.

Investors wishing to access the webcast of the Annual Meeting should enter the Investor Information section (choose Current Investor Information).  Click on News Releases to find this announcement and then click on the microphone next to the link entitled “2008 Annual Meeting of Shareholders.”  Please allow approximately 15 minutes prior to the call to visit the site and download the necessary software to listen to the webcast.

A replay of the Annual Meeting will also be available via webcast accessible through our website from approximately 12:00 p.m. Eastern Time on Wednesday, May 7th through 11:59 p.m. Eastern Time on Wednesday, May 14th.

PMA Capital Corporation, headquartered in Blue Bell, Pennsylvania, is a holding company whose operating subsidiaries provide insurance and fee-based services.  Insurance products include workers’ compensation and other commercial property and casualty lines of insurance, primarily in the eastern part of the United States, underwritten and marketed under the trade name The PMA Insurance Group.  Fee-based services include third party administrator, managing general agent and program administrator services.

For additional information, visit www.pmacapital.com.